Exhibit 99.1

Bion Website and Email Compromised

July 19, 2021. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology that largely mitigates environmental impacts while recovering high-value coproducts, announced that its website domain – biontech.com – and email services were compromised and disabled over the weekend. No shareholder, sensitive or confidential information was available to be breached.

While these issues are being resolved, Bion has temporarily moved its website (and email) to a new domain: bionenviro.com. Website access is now www.bionenviro.com. To send emails, use the same name identifier, but in the address, substitute ‘bionenviro.com’ for ‘biontech.com’. For example, cscott@biontech.com will now be cscott@bionenviro.com.

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Bion’s patented third-generation technology was designed to substantially reduce the environmental impacts of large-scale livestock production and deliver a USDA-certified sustainable product to the consumer. The platform simultaneously recovers high-value coproducts and renewable energy that increase revenues. Bion’s 3G tech platform can provide a pathway to true economic and environmental sustainability with ‘win-win’ benefits for at least a premium sector of the $200 billion U.S. livestock industry, the environment, and the consumer. For more information, see Bion’s website, www.bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘anticipates’, ‘similar’, 'will', and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct